Exhibit 99.2

Navient Reports Fourth-Quarter and Full-Year 2016 Financial Results

Full-Year 2016 Private Education Loan Charge-Offs Decrease $146 Million from Full-Year 2015

Full-Year 2016 Non-Education Fee Revenue Increases 77 Percent from Full-Year 2015

Acquires $3.7 Billion of Education Loans during the Year

Repurchases 17 Percent of Common Shares during the Year

WILMINGTON, Del., Jan. 24, 2017 — Navient (Nasdaq: NAVI) today released fourth-quarter and full-year 2016 financial results that include a decrease in 2016 Private Education Loan charge-offs of $146 million(1) from 2015, an increase in 2016 non-education fee revenue of 77 percent from 2015, education loan acquisitions of $3.7 billion in 2016 and common share repurchases of 17 percent of common shares during the year.

“We are proud of our strong track record of supporting customer success, and 2016 was no exception,” said Jack Remondi, president and CEO, Navient. “Our federal loan customers are 31 percent less likely to default, and federal loans we service are more likely to be enrolled in income-driven repayment plans than comparable servicers. More than 500,000 student loan customers successfully paid off their loans in 2016. Private education loan performance in 2016 was exceptional, and, when combined with the improving jobs market, creates a favorable outlook for credit in 2017. For the coming year, we remain focused on creating value through our legacy businesses, generating new assets, and growing business services revenue. We also continue to advocate for student loan reforms that make it easier for borrowers to achieve success.”

For the fourth-quarter 2016, GAAP net income was $145 million ($0.48 diluted earnings per share), compared with $283 million ($0.78 diluted earnings per share) for the year-ago quarter. For 2016, GAAP net income was $681 million ($2.12 diluted earnings per share), compared with $984 million ($2.58 diluted earnings per share) for 2015.

Core earnings for the quarter were $129 million ($0.43 diluted core earnings per share), compared with $169 million ($0.47 diluted core earnings per share) for the year-ago quarter. The decrease in diluted core earnings per share was primarily the result of a $72 million reduction in net interest income primarily due to the amortization of the portfolio and an $11 million increase in operating expenses, partially offset by an $18 million reduction in provisions for loan losses and fewer shares outstanding due to common share repurchases. Fourth-quarter 2016 and 2015 diluted core earnings per share were $0.43 and $0.48, respectively, excluding regulatory-related costs of $3 million and $7 million, respectively. Fourth-quarter 2016 core earnings also included a reserve for legal contingencies of $17 million ($0.04 diluted core earnings per share).

Core earnings for the year were $587 million ($1.82 diluted core earnings per share), compared with $681 million ($1.79 diluted core earnings per share) for 2015. Full-year 2016 and 2015 diluted core earnings per share were $1.86 and $1.82, respectively, excluding regulatory-related costs of $17 million and $19 million, respectively. Full-year 2016 core earnings also included a reserve for legal contingencies of $17 million.

Navient reports core earnings because management makes its financial decisions based on such measures. The changes in GAAP net income are impacted by the same items in core earnings that are discussed below, as well as changes in net income attributable to (1) restructuring and reorganization expense incurred in connection with the spin-off of Navient from SLM Corporation on April 30, 2014, (2) unrealized, mark-to-market gains/losses on derivatives and (3) goodwill and acquired intangible asset amortization and impairment. These items are recognized in GAAP results but have not been included in core earnings results. Fourth-quarter 2016 GAAP

(1)	In 2015, the portion of private education loan amounts charged off at default was increased from 73 percent to 79 percent. This change resulted in a $330 million reduction to the balance of the receivable for partially charged-off loans and is not included in the $146 million reduction in year-over-year charge-offs.

results included gains of $50 million from derivative accounting treatment that are excluded from core earnings results, compared with gains of $186 million in the year-ago period. See “Differences between Core Earnings and GAAP” on page 21 for a complete reconciliation between GAAP net income and core earnings.

Federally Guaranteed Student Loans (FFELP)

In its FFELP loans segment, Navient acquires and finances FFELP loans.

Core earnings for the segment were $68 million in fourth-quarter 2016, compared with the year-ago quarter’s $71 million. This decrease was primarily the result of a $9 million decrease in net interest income primarily due to the amortization of the portfolio.

Full-year 2016 core earnings for this segment were $272 million compared with $308 million in 2015. This decrease was primarily the result of a $54 million decrease in net interest income due to the amortization of the portfolio, a decrease in net interest margin, and a $40 million decrease in servicing revenue, partially offset by a $42 million decrease in operating expenses.

The company acquired $709 million of FFELP loans in the fourth-quarter 2016 bringing the total to $3.5 billion of FFELP loans acquired during the full-year 2016. At Dec. 31, 2016, Navient held $87.7 billion of FFELP loans, compared with $96.4 billion of FFELP loans held at Dec. 31, 2015.

Private Education Loans

In its private education loans segment, Navient acquires, finances and services private education loans.

Core earnings for the segment were $41 million in fourth-quarter 2016, compared with the year-ago quarter’s $56 million. This decrease was primarily the result of a $64 million decrease in net interest income due to the amortization of the portfolio and a decrease in net interest margin, partially offset by a $23 million decrease in the provision for loan losses. The year-ago quarter also had a $21 million loss on the sale of $178 million of loans.

Core earnings fourth-quarter 2016 private education loan portfolio results vs. fourth-quarter 2015 are as follows:

•	Delinquencies of 90 days or more of $801 million, down $45 million from $846 million in fourth-quarter 2015.

•	Total delinquencies of $1.64 billion, down $127 million from $1.77 billion in fourth-quarter 2015.

•	Charge-offs of $130 million, down $11 million from $141 million in fourth-quarter 2015.

•	Net interest margin of 3.08 percent, down from 3.61 percent.

•	Provision for private education loan losses of $87 million, down from $110 million.

Full-year 2016 core earnings for this segment were $219 million compared with $233 million in 2015. This decrease was primarily the result of a $192 million decrease in net interest income due to the amortization of the portfolio and a decrease in net interest margin, partially offset by a $155 million decrease in the provision for loan losses. The year-ago period also had a $21 million loss on the sale of $178 million of loans.

The company acquired $130 million of private education loans in the fourth-quarter 2016 for a total of $225 million of private education loans acquired year-to-date. At Dec. 31, 2016, Navient held $23.3 billion of private education loans, compared with $26.4 billion of private education loans held at Dec. 31, 2015.

Business Services

Navient’s business services segment includes revenue primarily from its servicing, asset recovery and business processing activities.

Business services core earnings were $71 million in fourth-quarter 2016, compared with $81 million in the year-ago quarter. This decrease was primarily the result of an increase in legal contingency expense of $15 million and fourth-quarter 2016 conversion fees of $7 million for loans transferred to our servicing system.

Full-year core earnings for this segment were $308 million compared with $338 million in 2015. This decrease was primarily the result of lower education loan-related asset recovery revenue in connection with lower volumes, an increase in legal contingency expense of $17 million and the conversion fees of $7 million for loans mentioned above.

The company services education loans for more than 12 million customers, including 6.2 million customers on behalf of the U.S. Department of Education (ED).

Operating Expenses

Fourth-quarter 2016 and 2015 core earnings operating expenses were $243 million and $228 million, respectively, excluding regulatory-related costs of $3 million and $7 million, respectively. Full-year 2016 and 2015 core earnings operating expenses were $934 million and $899 million, respectively, excluding regulatory-related costs of $17 million and $19 million, respectively. The respective increases over the prior-year periods were primarily due to increases in operating costs related to Gila LLC, acquired in February 2015, and to Xtend Healthcare, acquired in October 2015, as well as an increase in legal contingency expense of $20 million and $25 million for fourth-quarter 2016 and for full-year 2016, respectively. These increases were partially offset by a general reduction in costs primarily related to operating efficiency initiatives as well as, for the full year, reduced education loan-related asset recovery volumes.

Funding and Liquidity

During the fourth-quarter 2016, Navient completed $1.9 billion in FFELP Loan ABS. Additionally, Navient retired or repurchased $755 million of senior unsecured debt during the fourth-quarter 2016.

During 2016, Navient issued $5.8 billion in FFELP Loan ABS, $488 million in private education loan ABS and $1.3 billion in unsecured debt. During 2016, Navient retired or repurchased $2.6 billion of senior unsecured debt.

As of Jan. 24, 2017, at the request of investors in various Navient-sponsored FFELP securitizations, Navient has been successful in extending the legal final maturity dates for $9.8 billion of FFELP Loan ABS bonds on a cumulative basis.

Shareholder Distributions

In the fourth-quarter 2016, Navient paid a common stock dividend of $0.16 per share.

Navient repurchased 12.5 million shares of common stock for $180 million in the fourth quarter of 2016 and an aggregate of 59.6 million shares for $755 million in full-year 2016. The repurchases fully utilized the company’s previously disclosed share repurchase program. In Dec. 2016, the company’s board of directors authorized a new $600 million share repurchase program effective Jan. 1, 2017. Navient repurchased 14.1 million shares of common stock for $170 million in the year-ago quarter, and an aggregate of 56.0 million shares for $945 million in full-year 2015.

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Correction of an Immaterial Error in Prior Periods Related to FFELP Loan Provision for Loan Losses

In the fourth quarter of 2016, the company identified an error which had understated previously reported FFELP Loan net charge-offs and provision for loan losses for 2015 and earlier years. The impact of this error to all prior periods was not material. The company has revised the prior periods, contained in this Earnings Release, to correct this error. See “Correction of an Immaterial Error in Prior Periods Related to FFELP Loan Provision for Loan Losses” on page 14 of this Earnings Release for further discussion.

Non-GAAP Financial Measures

In addition to financial results reported on a GAAP basis, Navient also provides certain core earnings performance measures which are non-GAAP financial measures. The difference between the company’s core earnings and its GAAP results for the periods presented is attributable to (1) the financial results of the consumer banking business prior to the spin-off of Navient from SLM Corporation on April 30, 2014, and related restructuring and reorganization expense incurred in connection with the spin-off, including the restructuring initiated in the second quarter of 2015, (2) unrealized, mark-to-market gains/losses on derivatives and (3) goodwill and acquired intangible asset amortization and impairment. While these items are recognized under GAAP, they are excluded from core earnings results. Management uses core earnings in making decisions regarding the company’s performance and the allocation of corporate resources. In addition, Navient’s equity investors, credit rating agencies and debt capital investors use these core earnings measures to monitor the company’s business performance. See “‘Core Earnings’ — Definition and Limitations” for a further discussion and a complete reconciliation between GAAP net income and core earnings.

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended Dec. 31, 2015 (filed with the SEC on Feb. 25, 2016). Certain reclassifications have been made to the balances as of and for the three months and year ended Dec. 31, 2015, to be consistent with classifications adopted for 2016, and had no effect on net income, total assets or total liabilities.

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Navient will host an earnings conference call tomorrow, Jan. 25, at 8 a.m. EST. Navient executives will be on hand to discuss various highlights of the quarter and to answer questions related to the company’s performance. To participate, join a live audio webcast at navient.com/investors or dial 855-838-4156 (USA and Canada) or dial 267-751-3600 (international) and use access code 38627735 starting at 7:45 a.m. EST.

Presentation slides for the conference call, as well as additional information about the company’s loan portfolios, operating segments and other details, may be accessed at www.navient.com/investors under the webcasts tab.

A replay of the conference call will be available approximately two hours after the call’s conclusion through Feb. 8 at navient.com/investors or by dialing 855-859-2056 (USA and Canada) or 404-537-3406 (international) with access code 38627735.

This press release contains “forward-looking statements” and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the risks and uncertainties associated with increases in financing costs or the availability of financing; limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with laws and regulations; changes in the marketplaces in which we compete (including changes in demand or changes resulting from new laws and regulations); changes in accounting standards pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s hedging transactions. The company could also be affected by, among other things: unanticipated deferrals in our FFELP securitization trusts that would delay repayment of the bonds beyond their legal final maturity date; reductions in our credit ratings, the credit ratings of asset-backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or potential disclosure of confidential customer information; damage to our reputation resulting from the politicization of student loan servicing; changes in law and regulations with respect to the student lending business and financial institutions generally; delays or errors in converting portfolio acquisitions to our servicing platform; increased competition from banks and other consumer lenders; the creditworthiness of our customers; changes in the general interest rate environment, including the relationship between the relevant money-market index rate and the rate at which our assets are priced; changes in general economic conditions and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K and in its future reports filed with the Securities and Exchange Commission. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

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About Navient

As the nation’s leading loan management, servicing and asset recovery company, Navient (Nasdaq: NAVI) helps customers navigate the path to financial success. Servicing more than $300 billion in education loans, the company supports the educational and economic achievements of more than 12 million Americans. A growing number of public and private sector clients rely on Navient for proven solutions to meet their financial goals. Learn more at navient.com.

Contact:

Media:	Patricia Nash Christel, 302-283-4076, patricia.christel@navient.com

Investors:	Joe Fisher, 302-283-4075, joe.fisher@navient.com

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Selected Historical Financial Information and Ratios

	Quarters Ended			Years Ended
(In millions, except per share data)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
GAAP Basis
Net income attributable to Navient Corporation	$145	$230	$283	$681	$984
Diluted earnings per common share attributable to Navient Corporation	$.48	$.73	$.78	$2.12	$2.58
Weighted average shares used to compute diluted earnings per share	300	316	361	322	382
Net interest margin, FFELP Loans(1)	.92%	.92%	1.23%	.98%	1.22%
Net interest margin, Private Education Loans(1)	3.04%	3.44%	3.53%	3.36%	3.61%
Return on assets	.49%	.75%	.86%	.55%	.73%
Ending FFELP Loans, net	$87,730	$90,049	$96,402	$87,730	$96,402
Ending Private Education Loans, net	23,340	24,010	26,394	23,340	26,394

Ending total education loans, net	$111,070	$114,059	$122,796	$111,070	$122,796

Average FFELP Loans	$88,914	$91,502	$97,472	$92,497	$100,421
Average Private Education Loans	24,237	24,948	27,551	25,361	28,803

Average total education loans	$113,151	$116,450	$125,023	$117,858	$129,224

“Core Earnings” Basis(2)
Net income attributable to Navient Corporation	$129	$157	$169	$587	$681
Diluted earnings per common share attributable to Navient Corporation	$.43	$.50	$.47	$1.82	$1.79
Weighted average shares used to compute diluted earnings per share	300	316	361	322	382
Net interest margin, FFELP Loans(1)	.89%	.87%	.84%	.85%	.84%
Net interest margin, Private Education Loans(1)	3.08%	3.48%	3.61%	3.41%	3.67%
Return on assets	.43%	.51%	.51%	.48%	.50%
Ending FFELP Loans, net	$87,730	$90,049	$96,402	$87,730	$96,402
Ending Private Education Loans, net	23,340	24,010	26,394	23,340	26,394

Ending total education loans, net	$111,070	$114,059	$122,796	$111,070	$122,796

Average FFELP Loans	$88,914	$91,502	$97,472	$92,497	$100,421
Average Private Education Loans	24,237	24,948	27,551	25,361	28,803

Average total education loans	$113,151	$116,450	$125,023	$117,858	$129,224

(1)

The net interest margin for the fourth-quarter 2016 and full-year 2016 reflects the revised prepayment rates that resulted from a correction to our policy regarding the application of the interest method. This correction was previously disclosed in the third-quarter 2016 Form 10-Q. As a result of this correction, the Private Education Loan discount balance increased by $9 million (resulting in a $9 million reduction to net interest income and a 0.14 percent reduction to fourth-quarter 2016 Private Education Loan net interest margin) and the FFELP Loan premium balance increased by $7 million (resulting in a $7 million increase to net interest income and a 0.03 percent increase to fourth-quarter 2016 FFELP Loan net interest margin). The net impact of this correction was a decrease of $2 million to net interest income.

(2)

“Core Earnings” are non-GAAP financial measures and do not represent a comprehensive basis of accounting. For a greater explanation of “Core Earnings,” see the section titled “‘Core Earnings’ — Definition and Limitations” and subsequent sections.

FFELP Loan Segment Performance Metrics — “Core Earnings”

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
FFELP Loan spread(1)	.98%	.96%	.93%	.94%	.92%
Net interest margin(1)	.89%	.87%	.84%	.85%	.84%
Provision for loan losses	$13	$13	$12	$43	$46
Charge-offs	$12	$13	$18	$54	$61
Charge-off rate	.07%	.07%	.10%	.07%	.08%
Total delinquency rate	12.2%	11.3%	15.2%	12.2%	15.2%
Greater than 90-day delinquency rate	6.3%	6.8%	8.2%	6.3%	8.2%
Forbearance rate	12.9%	12.7%	15.3%	12.9%	15.3%

Private Education Loan Segment Performance Metrics — “Core Earnings”

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Private Education Loan spread(1)	3.23%	3.64%	3.73%	3.56%	3.79%
Net interest margin(1)	3.08%	3.48%	3.61%	3.41%	3.67%
Provision for loan losses	$87	$92	$110	$383	$538
Net adjustment resulting from the change in the charge-off rate(2)	$—	$—	$—	$—	$330
Net charge-offs remaining	130	112	141	513	659

Total net charge-offs	$130	$112	$141	$513	$989
Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	2.3%	1.9%	2.3%	2.2%	2.6%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	—%	—%	—%	1.3%
Total delinquency rate	7.4%	6.9%	7.2%	7.4%	7.2%
Greater than 90-day delinquency rate	3.6%	3.2%	3.4%	3.6%	3.4%
Forbearance rate	3.4%	4.0%	3.8%	3.4%	3.8%
Loans in repayment with more than 12 payments made	95%	95%	94%	95%	94%
Cosigner rate	64%	64%	64%	64%	64%

(1)

The net interest margin for the fourth-quarter 2016 and full-year 2016 reflects the revised prepayment rates that resulted from a correction to our policy regarding the application of the interest method. This correction was previously disclosed in the third-quarter 2016 Form 10-Q. As a result of this correction, the Private Education Loan discount balance increased by $9 million (resulting in a $9 million reduction to net interest income and a 0.14 percent reduction to fourth-quarter 2016 Private Education Loan net interest margin) and the FFELP Loan premium balance increased by $7 million (resulting in a $7 million increase to net interest income and a 0.03 percent increase to the fourth-quarter 2016 FFELP Loan net interest margin). The net impact of this correction was a decrease of $2 million to net interest income.

(2)

In the second quarter of 2015, the portion of the loan amount charged off at default increased from 73 percent to 79 percent. This did not impact the provision for loan losses as previously this had been reserved through the allowance for loan losses. This change resulted in a $330 million reduction to the balance of the receivable for partially charged-off loans.

Business Services Segment Performance Metrics — “Core Earnings”

	As of
(Dollars in billions)	December 31, 2016	September 30, 2016	December 31, 2015
Number of accounts serviced for ED (in millions)	6.2	6.2	6.3
Total federal loans serviced	$293	$291	$288
Contingent collections receivables inventory:
Education loans	$9.9	$10.0	$10.3
Other(1)	10.1	9.9	9.9

Total contingent collections receivables inventory	$20.0	$19.9	$20.2

Results of Operations

We present our results of operations below first on a consolidated basis in accordance with GAAP. Following our discussion of consolidated earnings results on a GAAP basis, we present our results on a segment basis. We have four business segments: FFELP Loans, Private Education Loans, Business Services and Other. Since these segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures, these segments are presented on a “Core Earnings” basis (see “‘Core Earnings’ — Definition and Limitations”).

GAAP Statements of Income (Unaudited)

				December 31, 2016 vs. September 30, 2016		December 31, 2016 vs. December 31, 2015
	Quarters Ended			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	December 31, 2016	September 30, 2016	December 31, 2015	$	%	$	%
Interest income:
FFELP Loans	$645	$631	$631	$14	2%	$14	2%
Private Education Loans	373	401	421	(28)	(7)	(48)	(11)
Other loans	4	2	2	2	100	2	100
Cash and investments	5	5	3	—	—	2	67

Total interest income	1,027	1,039	1,057	(12)	(1)	(30)	(3)
Total interest expense	649	627	521	22	4	128	25

Net interest income	378	412	536	(34)	(8)	(158)	(29)
Less: provisions for loan losses	102	106	120	(4)	(4)	(18)	(15)

Net interest income after provisions for loan losses	276	306	416	(30)	(10)	(140)	(34)
Other income (loss):
Servicing revenue	74	76	82	(2)	(3)	(8)	(10)
Asset recovery and business processing revenue	102	97	92	5	5	10	11
Other income	41	—	4	41	100	37	925
Losses on sales of loans and investments	—	—	(21)	—	—	21	(100)
Gains on debt repurchases	1	1	21	—	—	(20)	(95)
Gains (losses) on derivative and hedging activities, net	6	137	93	(131)	(96)	(87)	(94)

Total other income (loss)	224	311	271	(87)	(28)	(47)	(17)
Expenses:
Operating expenses	246	228	235	18	8	11	5
Goodwill and acquired intangible asset impairment and amortization expense	13	12	5	1	8	8	160
Restructuring and other reorganization expenses	—	—	—	—	—	—	—

Total expenses	259	240	240	19	8	19	8

Income from continuing operations before income tax expense	241	377	447	(136)	(36)	(206)	(46)
Income tax expense	96	147	164	(51)	(35)	(68)	(41)

Net income from continuing operations	145	230	283	(85)	(37)	(138)	(49)
Income from discontinued operations, net of tax expense	—	—	—	—	—	—	—

Net income	145	230	283	(85)	(37)	(138)	(49)
Less: net income (loss) attributable to noncontrolling interest	—	—	—	—	—	—	—

Net income attributable to Navient Corporation	$145	$230	$283	$(85)	(37)	$(138)	(49)

Basic earnings per common share attributable to Navient Corporation	$.49	$.74	$.80	$(.25)	(34)%	$(.31)	(39)%

Diluted earnings per common share attributable to Navient Corporation	$.48	$.73	$.78	$(.25)	(34)%	$(.30)	(38)%

Dividends per common share attributable to Navient Corporation	$.16	$.16	$.16	$—	—%	$—	—%

GAAP Statements of Income (Unaudited)

	Years Ended December 31,		Increase (Decrease)
(In millions, except per share data)	2016	2015	$	%
Interest income:
FFELP Loans	$2,528	$2,524	$4	—%
Private Education Loans	1,587	1,756	(169)	(10)
Other loans	9	7	2	29
Cash and investments	22	8	14	175

Total interest income	4,146	4,295	(149)	(3)
Total interest expense	2,441	2,074	367	18

Net interest income	1,705	2,221	(516)	(23)
Less: provisions for loan losses	429	581	(152)	(26)

Net interest income after provisions for loan losses	1,276	1,640	(364)	(22)
Other income (loss):
Servicing revenue	304	340	(36)	(11)
Asset recovery and business processing revenue	390	367	23	6
Other income	7	17	(10)	(59)
Losses on sales of loans and investments	—	(9)	9	(100)
Gains on debt repurchases	1	21	(20)	(95)
Gains (losses) on derivative and hedging activities, net	117	166	(49)	(30)

Total other income (loss)	819	902	(83)	(9)
Expenses:
Operating expenses	951	918	33	4
Goodwill and acquired intangible asset impairment and amortization expense	36	12	24	200
Restructuring and other reorganization expenses	—	32	(32)	(100)

Total expenses	987	962	25	3

Income from continuing operations, before income tax expense	1,108	1,580	(472)	(30)
Income tax expense	427	597	(170)	(28)

Net income from continuing operations	681	983	(302)	(31)
Income from discontinued operations, net of tax expense	—	1	(1)	(100)

Net income	681	984	(303)	(31)
Less: net income (loss) attributable to noncontrolling interest	—	—	—	—

Net income attributable to Navient Corporation	$681	$984	$(303)	(31)%

Basic earnings per common share attributable to Navient Corporation	$2.15	$2.62	$(.47)	(18)%

Diluted earnings per common share attributable to Navient Corporation	$2.12	$2.58	$(.46)	(18)%

Dividends per common share attributable to Navient Corporation	$.64	$.64	$—	—%

GAAP Balance Sheet (Unaudited)

(In millions, except share and per share data)	December 31, 2016	September 30, 2016	December 31, 2015
Assets
FFELP Loans (net of allowance for losses of $67, $66 and $78, respectively)	$87,730	$90,049	$96,402
Private Education Loans (net of allowance for losses of $1,351, $1,392 and $1,471, respectively)	23,340	24,010	26,394
Cash and investments	1,603	2,265	2,095
Restricted cash and investments	3,600	3,617	3,738
Goodwill and acquired intangible assets, net	670	683	705
Other assets	4,193	4,622	4,712

Total assets	$121,136	$125,246	$134,046

Liabilities
Short-term borrowings	$2,334	$2,637	$2,570
Long-term borrowings	112,368	116,540	124,833
Other liabilities	2,711	2,401	2,710

Total liabilities	117,413	121,578	130,113

Commitments and contingencies

Equity
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 436 million, 435 million and 431 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,022	3,006	2,967
Accumulated other comprehensive income (loss), net of tax expense (benefit)	6	(126)	(51)
Retained earnings	2,890	2,792	2,414

Total Navient Corporation stockholders’ equity before treasury stock	5,922	5,676	5,334
Less: Common stock held in treasury: 145 million, 132 million and 82 million shares, respectively	(2,223)	(2,032)	(1,425)

Total Navient Corporation stockholders’ equity	3,699	3,644	3,909
Noncontrolling interest	24	24	24

Total equity	3,723	3,668	3,933

Total liabilities and equity	$121,136	$125,246	$134,046

Consolidated Earnings Summary — GAAP basis

Three Months Ended December 31, 2016 Compared with Three Months Ended December 31, 2015

For the three months ended December 31, 2016, net income was $145 million, or $0.48 diluted earnings per common share, compared with net income of $283 million, or $0.78 diluted earnings per common share, for the three months ended December 31, 2015. The decrease in diluted earnings per share was primarily due to a $158 million decrease in net interest income, an $87 million decrease in net gains on derivative and hedging activities, a $20 million decrease in gains on debt repurchases and an $11 million increase in operating expenses. This was partially offset by a $37 million increase in other income, a $21 million decrease in losses on sales of loans and investments, an $18 million decrease in the provision for loan losses and fewer shares outstanding due to common share repurchases.

The primary contributors to each of the identified drivers of changes in net income for the current quarter compared with the year-ago quarter are as follows:

•

Net interest income decreased by $158 million, primarily as a result of the amortization of the education loan balance and a decline in the net interest margin. The decline in net interest margin was primarily due to higher funding credit spreads and a widening of the asset and related funding interest rate indices.

•

Provisions for loan losses decreased $18 million from the year-ago quarter, primarily related to the provision for Private Education Loan losses. The provision for Private Education Loan losses was $87 million in the fourth quarter of 2016, down $23 million from the fourth quarter of 2015 due to a 12 percent decrease in Private Education Loans outstanding and a $127 million reduction in delinquent loans compared to the year-ago quarter. These factors led to decreases in expected future charge-offs.

•

Other income increased $37 million primarily due to an increase in foreign currency translation gains. The foreign currency translation gains relate to a portion of our foreign currency denominated debt that does not receive hedge accounting treatment. These gains were partially offset by the “gains (losses) on derivative and hedging activities, net” line item on the income statement related to the derivatives used to economically hedge these debt instruments.

•

Losses on sales of loans and investments decreased $21 million due to a $21 million loss in the year-ago period on the sale of $178 million of Private Education Loans. There were no sales in the current period.

•

Gains on debt repurchases decreased $20 million. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy. As a result, gains or losses on our debt repurchase activity may vary in the future periods.

•

Net gains on derivative and hedging activities decreased $87 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Fourth-quarter 2016 and 2015 expenses included regulatory-related costs of $3 million and $7 million, respectively. Excluding these regulatory-related costs, operating expenses were $243 million in fourth-quarter 2016, a $15 million increase from fourth-quarter 2015. This increase was due to an increase in operating costs related to Gila LLC (acquired in February 2015) and to Xtend Healthcare (acquired in October 2015), as well as an increase in legal contingency expense of $20 million and a fourth-quarter 2016 conversion fee of $7 million for $2.7 billion of FFELP Loans transferred to our servicing system. These increases were partially offset by a general reduction in costs primarily related to operating efficiency initiatives.

We repurchased 12.5 million and 14.1 million shares of our common stock during the three months ended December 31, 2016 and 2015, respectively, as part of our common share repurchase program. Primarily as a result of ongoing common share repurchases, our average outstanding diluted shares decreased by 61 million common shares (or 17 percent) from the year-ago quarter.

Year Ended December 31, 2016 Compared with Year Ended December 31, 2015

For the year ended December 31, 2016, net income was $681 million, or $2.12 diluted earnings per common share, compared with net income of $984 million, or $2.58 diluted earnings per common share, for the year ended December 31, 2015. The decrease in diluted earnings per share was primarily due to a $516 million decrease in net interest income, a $49 million decrease in net gains on derivative and hedging activities, a $36 million decrease in servicing revenue, a $33 million increase in operating expenses, a $20 million decrease in gains on debt repurchases and a $10 million decrease in other income. This was partially offset by a $152 million decrease in the provision for loan losses, a $32 million decrease in restructuring and other reorganization expenses, a $23 million increase in asset recovery and business processing revenue, a $9 million decrease in losses on sales of loans and investments and fewer shares outstanding due to common share repurchases.

The primary contributors to each of the identified drivers of changes in net income for the year ended December 31, 2016 compared with the year ended December 31, 2015 are as follows:

•

Net interest income decreased by $516 million, primarily as a result of the amortization of the education loan balance and a decline in the net interest margin. The decline in net interest margin was primarily due to higher funding credit spreads and a widening of the asset and related funding interest rate indices.

•

Provisions for loan losses decreased $152 million from the year-ago period, primarily related to the provision for Private Education Loan losses. The provision for Private Education Loan losses was $383 million in 2016, down $155 million from 2015 due to a 12 percent decrease in Private Education Loans outstanding and a $127 million reduction in delinquent loans compared to the year-ago period. The provision for loan losses was elevated in the year-ago period due to an increase in the amount of loans exiting deferment status in 2014 over prior years and those loans experiencing unfavorable credit trends compared to loans that exited deferment in prior years. These factors led to decreases in expected future charge-offs.

•	Servicing revenue decreased by $36 million primarily due to a benefit recorded in the year-ago period as a result of increasing our recovery expectation on previously assessed servicing fees.

•

Asset recovery and business processing revenue increased $23 million. This increase was primarily due to additional revenue from Gila LLC (acquired in February 2015) and from Xtend Healthcare (acquired in October 2015), which was offset by a reduction in revenue related to a decrease in education loan-related asset recovery volume.

•

Other income decreased $10 million primarily due to a reduction in foreign currency translation gains. The foreign currency translation gains relate to a portion of our foreign currency denominated debt that does not receive hedge accounting treatment. These gains were partially offset by the “gains (losses) on derivative and hedging activities, net” line item on the income statement related to the derivatives used to economically hedge these debt instruments.

•

Losses on sales of loans and investments decreased $9 million due to a $21 million loss on the sale of $178 million of Private Education Loans in 2015, partially offset by a $12 million gain on the sale of $412 million of FFELP Loans in 2015. There were no sales in 2016.

•

Gains on debt repurchases decreased $20 million. Debt repurchase activity will fluctuate based on market fundamentals and our liability management strategy. As a result, gains or losses on our debt repurchase activity may vary in future periods.

•

Net gains on derivative and hedging activities decreased $49 million. The primary factors affecting the change were interest rate and foreign currency fluctuations, which primarily affected the valuations of our Floor Income Contracts, basis swaps and foreign currency hedges during each period. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates, credit risk, foreign currency fluctuations and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

In 2016 and 2015, we recorded regulatory-related costs of $17 million and $19 million, respectively. Excluding these regulatory-related costs, operating expenses were $934 million in 2016, a $35 million increase from 2015. This increase was primarily due to an increase in operating costs related to Gila LLC (acquired in February 2015) and to Xtend Healthcare (acquired in October 2015), as well as an increase in legal contingency expense of approximately $25 million in 2016. These increases were partially offset by a general reduction in costs primarily related to operating efficiency initiatives as well as reduced education loan-related asset recovery volumes.

•

Goodwill and acquired intangible asset impairment and amortization expense increased $24 million primarily as a result of the intangible assets and related amortization from our acquisitions of Gila LLC and Xtend Healthcare.

•

Restructuring and other reorganization expenses decreased $32 million, from $32 million to $0 million. During the second-quarter 2015, the Company launched a restructuring initiative to simplify and streamline its management structure post-Spin-Off to improve the operating efficiency and effectiveness of the organization, and as a result recorded $29 million of restructuring expense primarily related to expected severance and other related costs.

We repurchased 59.6 million shares and 56.0 million shares of our common stock during the years ended December 31, 2016 and 2015, respectively, as part of our common share repurchase program. Primarily as a result of ongoing common share repurchases, our average outstanding diluted shares decreased by 60 million common shares (or 16 percent) from the year-ago period.

Correction of an Immaterial Error in Prior Periods Related to FFELP Provision for Loan Losses

Under the FFELP, in the event of a borrower default, the principal balance and all unpaid accrued interest on FFELP Loans is insured for 97 percent to 100 percent of the defaulted amount. Under certain circumstances, FFELP Loans can lose their government insurance. In these cases, within our servicing systems these loans are assigned a “Permanently Uninsured” status code. When FFELP Loans become permanently uninsured, they no longer have the protection of government insurance and the owner of such loans is exposed to 100 percent of losses upon default. In the fourth quarter of 2016, the Company identified a portfolio of Permanently Uninsured FFELP Loans ($105 million as of December 31, 2015) that were previously charged-off but subsequently were incorrectly classified as a recovery of previously defaulted loans. This misclassification understated the previously reported net charge-offs and provision for loan losses in 2015 and earlier years. The impact of this error to all prior periods was not material. The Company has revised the prior periods contained in this Earnings Release to correct this error. The table below shows the impact of this error to full-year 2015 and the fourth-quarter 2015 (which are contained in this Earnings Release) as well as for the full-year 2014 (which will be contained in the Company’s upcoming filing of its Annual Report on Form 10-K for the year ended December 31, 2016).

(Dollars in millions)	Quarter Ended December 31, 2015	Year Ended December 31, 2015	Year Ended December 31, 2014
Increase to FFELP Loan charge-offs and provision for loan losses(1)	$5	$20	$19
After-tax reduction to net income from the increase in FFELP Loan provision for loan losses	$(3)	$(13)	$(12)
Reduction to diluted earnings per share from the increase in FFELP Loan provision for loan losses	$(.01)	$(.03)	$(.03)

GAAP net income — previously reported	$286	$997	$1,149
GAAP net income — revised	$283	$984	$1,137

“Core Earnings” net income — previously reported	$172	$694	$818
“Core Earnings” net income — revised	$169	$681	$806

(1)

In 2015 and 2014, $20 million and $19 million of FFELP Permanently Uninsured Loans, respectively, were incorrectly classified as a recovery of previously defaulted loans, which understated the net charge-offs and provision for loan losses reported for FFELP Loans. The revised results correct for this error and result in $20 million and $19 million of additional FFELP Loan charge-offs and provision for loan losses being recorded in 2015 and 2014, respectively. There were $66 million of FFELP Permanently Uninsured Loans in years prior to 2014 that were incorrectly classified as a recovery of previously defaulted loans. The impact to each of the periods prior to 2014 was not material. Retained earnings was reduced by $42 million (after tax) as of December 31, 2013, to correct for this error.

“Core Earnings” — Definition and Limitations

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as “Core Earnings.” We provide this “Core Earnings” basis of presentation on a consolidated basis for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our “Core Earnings” basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide “Core Earnings” disclosure in the notes to our consolidated financial statements for our business segments.

“Core Earnings” are not a substitute for reported results under GAAP. We use “Core Earnings” to manage our business segments because “Core Earnings” reflect adjustments to GAAP financial results for three items, discussed below, that are either related to the Spin-Off or create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that “Core Earnings” provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the three items we remove to result in our “Core Earnings” presentations are:

1.	The financial results attributable to the operations of SLM BankCo prior to the Spin-Off and related restructuring and reorganization expense incurred in connection with the Spin-Off, including the restructuring expenses related to the restructuring initiative launched in second-quarter 2015 to simplify and streamline the Company’s management structure post-Spin-Off. For GAAP purposes, Navient reflected the deemed distribution of SLM BankCo on April 30, 2014. For “Core Earnings,” we exclude the consumer banking business (SLM BankCo) as if it had never been a part of Navient’s historical results prior to the deemed distribution of SLM BankCo on April 30, 2014;

2.	Unrealized mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

3.	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our “Core Earnings” basis of presentation does not. “Core Earnings” are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our “Core Earnings” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon “Core Earnings.” “Core Earnings” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

	Quarter Ended December 31, 2016
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Education loans	$635	$373	$—	$—	$—	$1,008	$24	$(14)	$10	$1,018
Other loans	—	—	—	4	—	4	—	—	—	4
Cash and investments	4	1	—	—	—	5	—	—	—	5

Total interest income	639	374	—	4	—	1,017	24	(14)	10	1,027
Total interest expense	433	182	—	29	—	644	5	—	5	649

Net interest income (loss)	206	192	—	(25)	—	373	19	(14)	5	378
Less: provisions for loan losses	13	87	—	2	—	102	—	—	—	102

Net interest income (loss) after provisions for loan losses	193	105	—	(27)	—	271	19	(14)	5	276
Other income (loss):
Servicing revenue	11	3	153	—	(93)	74	—	—	—	74
Asset recovery and business processing revenue	—	—	102	—	—	102	—	—	—	102
Other income	—	—	—	2	—	2	(19)	64	45	47
Gains on debt repurchases	—	—	—	1	—	1	—	—	—	1

Total other income (loss)	11	3	255	3	(93)	179	(19)	64	45	224
Expenses:
Direct operating expenses	96	44	142	4	(93)	193	—	—	—	193
Overhead expenses	—	—	—	53	—	53	—	—	—	53

Operating expenses	96	44	142	57	(93)	246	—	—	—	246
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	13	13	13
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	—	—	—

Total expenses	96	44	142	57	(93)	246	—	13	13	259

Income (loss) from continuing operations, before income tax expense (benefit)	108	64	113	(81)	—	204	—	37	37	241
Income tax expense (benefit)(3)	40	23	42	(30)	—	75	—	21	21	96

Net income (loss) from continuing operations	68	41	71	(51)	—	129	—	16	16	145
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$68	$41	$71	$(51)	$—	$129	$—	$16	$16	$145

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended December 31, 2016
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$—	$5	$—	$5
Total other income (loss)	—	45	—	45
Operating expenses	—	—	—	—
Goodwill and acquired intangible asset impairment and amortization	—	—	13	13
Restructuring and other reorganization expenses	—	—	—	—

Total “Core Earnings” adjustments to GAAP	$—	$50	$(13)	37

Income tax expense (benefit)				21

Net income (loss)				$16

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended September 30, 2016
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Education loans	$617	$401	$—	$—	$—	$1,018	$28	$(14)	$14	$1,032
Other loans	—	—	—	2	—	2	—	—	—	2
Cash and investments	4	—	—	1	—	5	—	—	—	5

Total interest income	621	401	—	3	—	1,025	28	(14)	14	1,039
Total interest expense	413	178	—	29	—	620	7	—	7	627

Net interest income (loss)	208	223	—	(26)	—	405	21	(14)	7	412
Less: provisions for loan losses	13	92	—	1	—	106	—	—	—	106

Net interest income (loss) after provisions for loan losses	195	131	—	(27)	—	299	21	(14)	7	306
Other income (loss):
Servicing revenue	13	4	155	—	(96)	76	—	—	—	76
Asset recovery and business processing revenue	—	—	97	—	—	97	—	—	—	97
Other income (loss)	—	—	—	5	—	5	(21)	153	132	137
Gains on debt repurchases	—	—	—	1	—	1	—	—	—	1

Total other income (loss)	13	4	252	6	(96)	179	(21)	153	132	311
Expenses:
Direct operating expenses	99	40	124	10	(96)	177	—	—	—	177
Overhead expenses	—	—	—	51	—	51	—	—	—	51

Operating expenses	99	40	124	61	(96)	228	—	—	—	228
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	12	12	12
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	—	—	—

Total expenses	99	40	124	61	(96)	228	—	12	12	240

Income (loss) from continuing operations, before income tax expense (benefit)	109	95	128	(82)	—	250	—	127	127	377
Income tax expense (benefit)(3)	40	35	47	(29)	—	93	—	54	54	147

Net income (loss) from continuing operations	69	60	81	(53)	—	157	—	73	73	230
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$69	$60	$81	$(53)	$—	$157	$—	$73	$73	$230

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended September 30, 2016
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$—	$7	$—	$7
Total other income (loss)	—	132	—	132
Operating expenses	—	—	—	—
Goodwill and acquired intangible asset impairment and amortization	—	—	12	12
Restructuring and other reorganization expenses	—	—	—	—

Total “Core Earnings” adjustments to GAAP	$—	$139	$(12)	127

Income tax expense (benefit)				54

Net income (loss)				$73

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter Ended December 31, 2015
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Education loans	$530	$421	$—	$—	$—	$951	$161	$(60)	$101	$1,052
Other loans	—	—	—	2	—	2	—	—	—	2
Cash and investments	2	—	—	1	—	3	—	—	—	3

Total interest income	532	421	—	3	—	956	161	(60)	101	1,057
Total interest expense	317	165	—	29	—	511	10	—	10	521

Net interest income (loss)	215	256	—	(26)	—	445	151	(60)	91	536
Less: provisions for loan losses	12	110	—	(2)	—	120	—	—	—	120

Net interest income (loss) after provisions for loan losses	203	146	—	(24)	—	325	151	(60)	91	416
Other income (loss):
Servicing revenue	16	4	165	—	(103)	82	—	—	—	82
Asset recovery and business processing revenue	—	—	92	—	—	92	—	—	—	92
Other income	—	—	—	2	—	2	(151)	246	95	97
Gains (losses) on sales of loans and investments	—	(21)	—	—	—	(21)	—	—	—	(21)
Gains on debt repurchases	—	—	—	21	—	21	—	—	—	21

Total other income (loss)	16	(17)	257	23	(103)	176	(151)	246	95	271
Expenses:
Direct operating expenses	106	41	130	10	(103)	184	—	—	—	184
Overhead expenses	—	—	—	51	—	51	—	—	—	51

Operating expenses	106	41	130	61	(103)	235	—	—	—	235
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	5	5	5
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	—	—	—

Total expenses	106	41	130	61	(103)	235	—	5	5	240

Income (loss) from continuing operations, before income tax expense (benefit)	113	88	127	(62)	—	266	—	181	181	447
Income tax expense (benefit)(3)	42	32	46	(23)	—	97	—	67	67	164

Net income (loss) from continuing operations	71	56	81	(39)	—	169	—	114	114	283
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$71	$56	$81	$(39)	$—	$169	$—	$114	$114	$283

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Quarter Ended December 31, 2015
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$—	$91	$—	$91
Total other income (loss)	—	95	—	95
Operating expenses	—	—	—	—
Goodwill and acquired intangible asset impairment and amortization	—	—	5	5
Restructuring and other reorganization expenses	—	—	—	—

Total “Core Earnings” adjustments to GAAP	$—	$186	$(5)	181

Income tax expense (benefit)				67

Net income (loss)				$114

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Year Ended December 31, 2016
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Education loans	$2,395	$1,587	$—	$—	$—	$3,982	$247	$(114)	$133	$4,115
Other loans	—	—	—	9	—	9	—	—	—	9
Cash and investments	16	2	—	4	—	22	—	—	—	22

Total interest income	2,411	1,589	—	13	—	4,013	247	(114)	133	4,146
Total interest expense	1,592	705	—	113	—	2,410	31	—	31	2,441

Net interest income (loss)	819	884	—	(100)	—	1,603	216	(114)	102	1,705
Less: provisions for loan losses	43	383	—	3	—	429	—	—	—	429

Net interest income (loss) after provisions for loan losses	776	501	—	(103)	—	1,174	216	(114)	102	1,276
Other income (loss):
Servicing revenue	55	14	624	—	(389)	304	—	—	—	304
Asset recovery and business processing revenue	—	—	390	—	—	390	—	—	—	390
Other income	—	—	—	14	—	14	(216)	326	110	124
Gains on debt repurchases	—	—	—	1	—	1	—	—	—	1

Total other income (loss)	55	14	1,014	15	(389)	709	(216)	326	110	819
Expenses:
Direct operating expenses	401	167	524	28	(389)	731	—	—	—	731
Overhead expenses	—	—	—	220	—	220	—	—	—	220

Operating expenses	401	167	524	248	(389)	951	—	—	—	951
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	36	36	36
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	—	—	—

Total expenses	401	167	524	248	(389)	951	—	36	36	987

Income (loss) from continuing operations, before income tax expense (benefit)	430	348	490	(336)	—	932	—	176	176	1,108
Income tax expense (benefit)(3)	158	129	182	(124)	—	345	—	82	82	427

Net income (loss) from continuing operations	272	219	308	(212)	—	587	—	94	94	681
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$272	$219	$308	$(212)	$—	$587	$—	$94	$94	$681

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Year Ended December 31, 2016
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$—	$102	$—	$102
Total other income (loss)	—	110	—	110
Operating expenses	—	—	—	—
Goodwill and acquired intangible asset impairment and amortization	—	—	36	36
Restructuring and other reorganization expenses	—	—	—	—

Total “Core Earnings” adjustments to GAAP	$—	$212	$(36)	176

Income tax expense (benefit)				82

Net income (loss)				$94

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Year Ended December 31, 2015
(Dollars in millions)	FFELP Loans	Private Education Loans	Business Services	Other	Eliminations(1)	Total “Core Earnings”	Adjustments			Total GAAP
							Reclassifications	Additions/ (Subtractions)	Total Adjustments(2)
Interest income:
Education loans	$2,112	$1,756	$—	$—	$—	$3,868	$650	$(238)	$412	$4,280
Other loans	—	—	—	7	—	7	—	—	—	7
Cash and investments	6	—	—	2	—	8	—	—	—	8

Total interest income	2,118	1,756	—	9	—	3,883	650	(238)	412	4,295
Total interest expense	1,245	680	—	112	—	2,037	37	—	37	2,074

Net interest income (loss)	873	1,076	—	(103)	—	1,846	613	(238)	375	2,221
Less: provisions for loan losses	46	538	—	(3)	—	581	—	—	—	581

Net interest income (loss) after provisions for loan losses	827	538	—	(100)	—	1,265	613	(238)	375	1,640
Other income (loss):
Servicing revenue	95	21	651	—	(427)	340	—	—	—	340
Asset recovery and business processing revenue	—	—	367	—	—	367	—	—	—	367
Other income	—	—	4	11	—	15	(613)	781	168	183
Gains (losses) on sales of loans and investments	12	(21)	—	—	—	(9)	—	—	—	(9)
Gains on debt repurchases	—	—	—	21	—	21	—	—	—	21

Total other income (loss)	107	—	1,022	32	(427)	734	(613)	781	168	902
Expenses:
Direct operating expenses	443	168	485	30	(427)	699	—	—	—	699
Overhead expenses	—	—	—	219	—	219	—	—	—	219

Operating expenses	443	168	485	249	(427)	918	—	—	—	918
Goodwill and acquired intangible asset impairment and amortization	—	—	—	—	—	—	—	12	12	12
Restructuring and other reorganization expenses	—	—	—	—	—	—	—	32	32	32

Total expenses	443	168	485	249	(427)	918	—	44	44	962

Income (loss) from continuing operations, before income tax expense (benefit)	491	370	537	(317)	—	1,081	—	499	499	1,580
Income tax expense (benefit)(3)	183	137	199	(118)	—	401	—	196	196	597

Net income (loss) from continuing operations	308	233	338	(199)	—	680	—	303	303	983
Income (loss) from discontinued operations, net of tax expense (benefit)	—	—	—	1	—	1	—	—	—	1

Net income (loss)	$308	$233	$338	$(198)	$—	$681	$—	$303	$303	$984

(1)

The eliminations in servicing revenue and direct operating expense represent the elimination of intercompany servicing revenue where the Business Services segment performs the loan servicing function for the FFELP Loans segment.

(2)	“Core Earnings” adjustments to GAAP:

	Year Ended December 31, 2015
(Dollars in millions)	Net Impact from Spin-Off of SLM BankCo	Net Impact of Derivative Accounting	Net Impact of Acquired Intangibles	Total
Net interest income after provisions for loan losses	$—	$375	$—	$375
Total other income (loss)	—	168	—	168
Operating expenses	—	—	—	—
Goodwill and acquired intangible asset impairment and amortization	—	—	12	12
Restructuring and other reorganization expenses	32	—	—	32

Total “Core Earnings” adjustments to GAAP	$(32)	$543	$(12)	499

Income tax expense (benefit)				196

Net income (loss)				$303

(3)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

Differences between “Core Earnings” and GAAP

The following discussion summarizes the differences between “Core Earnings” and GAAP net income and details each specific adjustment required to reconcile our “Core Earnings” segment presentation to our GAAP earnings.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
“Core Earnings” net income attributable to Navient Corporation	$129	$157	$169	$587	$681
“Core Earnings” adjustments to GAAP:
Net impact of the removal of SLM BankCo’s operations and related restructuring and reorganization expense in connection with the Spin-Off	—	—	—	—	(32)
Net impact of derivative accounting	50	139	186	212	543
Net impact of goodwill and acquired intangible assets	(13)	(12)	(5)	(36)	(12)
Net tax effect	(21)	(54)	(67)	(82)	(196)

Total “Core Earnings” adjustments to GAAP	16	73	114	94	303

GAAP net income attributable to Navient Corporation	$145	$230	$283	$681	$984

(1)	SLM BankCo’s operations and related restructuring and reorganization expense in connection with the Spin-Off: On April 30, 2014, the Spin-Off of Navient from SLM Corporation was completed and Navient became an independent, publicly-traded company. Due to the relative significance of Navient to SLM Corporation prior to the Spin-Off, among other factors, for financial reporting purposes Navient is treated as the “accounting spinnor” and therefore is the “accounting successor” to SLM Corporation as constituted prior to the Spin-Off, notwithstanding the legal form of the Spin-Off. Since Navient is treated for accounting purposes as the “accounting spinnor,” the GAAP financial statements of Navient reflect the deemed distribution of SLM BankCo to SLM BankCo’s stockholders on April 30, 2014.

For “Core Earnings,” we have assumed SLM BankCo was never a part of Navient’s historical results prior to the deemed distribution of SLM BankCo on April 30, 2014 and we have removed the restructuring and other reorganization expense incurred in connection with the Spin-Off, including the restructuring expenses related to the restructuring initiative launched in second-quarter 2015 to simplify and streamline the Company’s management structure post-Spin-Off. Excluding these items provides management with a useful basis from which to better evaluate results from ongoing operations against results from prior periods. The adjustment relates to the exclusion of the consumer banking business and represents the operations, assets, liabilities and equity of SLM BankCo, which is comprised of Sallie Mae Bank, Upromise Rewards, the Insurance Business, and the Private Education Loan origination functions. Included in these amounts are also certain general corporate overhead expenses related to the consumer banking business. General corporate overhead consists of costs primarily associated with accounting, finance, legal, human resources, certain information technology costs, stock compensation, and executive management and the board of directors. These costs were generally allocated to the consumer banking business based on the proportionate level of effort provided to the consumer banking business relative to SLM Corporation using a relevant allocation driver (e.g., in proportion to the number of employees by function that were being transferred to SLM BankCo as opposed to remaining at Navient). All intercompany transactions between SLM BankCo and Navient have been eliminated. In addition, all prior preferred stock dividends have been removed as SLM BankCo succeeded SLM Corporation as the issuer of the preferred stock in connection with the Spin-Off.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
SLM BankCo net income, before income tax expense	$—	$—	$—	$—	$—
Restructuring and reorganization expense in connection with the Spin-Off	—	—	—	—	(32)

Total net impact, before income tax expense	$—	$—	$—	$—	$(32)

(2)	Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. These unrealized gains and losses occur in our FFELP Loans, Private Education Loans and Other business segments. Under GAAP, for our derivatives that are held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the cumulative unrealized gain will equal the amount for which we sold the contract. In our “Core Earnings” presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and “Core Earnings” net income.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
“Core Earnings” derivative adjustments:
Gains (losses) on derivative and hedging activities, net, included in other income	$6	$137	$93	$117	$166
Plus: Realized losses on derivative and hedging activities, net(1)	19	21	151	216	613

Unrealized gains on derivative and hedging activities, net(2)	25	158	244	333	779
Amortization of net premiums on Floor Income Contracts in net interest income for “Core Earnings”	(14)	(14)	(60)	(114)	(238)
Other derivative accounting adjustments(3)	39	(5)	2	(7)	2

Total net impact of derivative accounting(4)	$50	$139	$186	$212	$543

(1)	See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

(2)	“Unrealized gains on derivative and hedging activities, net” comprises the following unrealized mark-to-market gains (losses):

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Floor Income Contracts	$150	$112	$245	$297	$557
Basis swaps	(2)	(3)	(4)	2	42
Foreign currency hedges	(86)	37	(9)	40	129
Other	(37)	12	12	(6)	51

Total unrealized gains on derivative and hedging activities, net	$25	$158	$244	$333	$779

(3)

Other derivative accounting adjustments consist of adjustments related to: (1) foreign currency denominated debt that is adjusted to spot foreign exchange rates for GAAP where such adjustments are reversed for “Core Earnings” and (2) certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under “Core Earnings” and, as a result, such gains or losses are amortized into “Core Earnings” over the life of the hedged item.

(4)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income and positive amounts are added to “Core Earnings” net income to arrive at GAAP net income.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

Derivative accounting requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our “Core Earnings” presentation, these gains and losses are reclassified to the income statement line item of the economically hedged item. For our “Core Earnings” net interest margin, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our basis swaps to debt interest expense. The table below summarizes the realized losses on derivative and hedging activities and the associated reclassification on a “Core Earnings” basis.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(24)	$(28)	$(161)	$(247)	$(650)
Net settlement income on interest rate swaps reclassified to net interest income	5	7	10	31	37
Net realized gains on terminated derivative contracts reclassified to other income	—	—	—	—	—

Total reclassifications of realized losses on derivative and hedging activities	$(19)	$(21)	$(151)	$(216)	$(613)

Cumulative Impact of Derivative Accounting under GAAP compared to “Core Earnings”

As of December 31, 2016, derivative accounting has reduced GAAP equity by approximately $90 million as a result of cumulative net unrealized losses (after tax) recognized under GAAP, but not in “Core Earnings.” The following table rolls forward the cumulative impact to GAAP equity due to these unrealized after tax net losses related to derivative accounting.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Beginning impact of derivative accounting on GAAP equity	$(255)	$(388)	$(429)	$(281)	$(553)
Net impact of net unrealized gains (losses) under derivative accounting(1)	165	133	148	191	272

Ending impact of derivative accounting on GAAP equity	$(90)	$(255)	$(281)	$(90)	$(281)

(1)	Net impact of net unrealized gains (losses) under derivative accounting is composed of the following:

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Total pre-tax net impact of derivative accounting recognized in net income(a)	$50	$139	$186	$212	$543
Tax impact of derivative accounting adjustment recognized in net income	(18)	(52)	(69)	(78)	(211)
Change in unrealized gains (losses) on derivatives, net of tax recognized in other comprehensive income	133	46	31	57	(60)

Net impact of net unrealized gains (losses) under derivative accounting	$165	$133	$148	$191	$272

(a)	See “‘Core Earnings’ derivative adjustments” table above.

Hedging FFELP Loan Embedded Floor Income

Net Floor premiums received on Floor Income Contracts that have not been amortized into “Core Earnings” as of the respective period-ends are presented in the table below. These net premiums will be recognized in “Core Earnings” in future periods and are presented net of tax. As of December 31, 2016, the remaining amortization term of the net floor premiums was approximately 5.0 years. Historically, we have sold Floor Income Contracts on a periodic basis and depending upon market conditions and pricing, we may enter into additional Floor Income Contracts in the future. The balance of unamortized Floor Income Contracts will increase as we sell new contracts and decline due to the amortization of existing contracts.

In addition to using Floor Income Contracts, we also use pay-fixed interest rate swaps to hedge the embedded Floor Income within FFELP Loans. These interest rate swaps qualify as GAAP hedges and are accounted for as cash flow hedges of variable rate debt. For GAAP, gains and losses on the effective portion of these hedges are recorded in accumulated other comprehensive income and gains and losses on the ineffective portion are recorded immediately to earnings. Hedged Floor Income from these cash flow hedges that has not been recognized into “Core Earnings” and GAAP as of the respective period-ends is presented in the table below. This hedged Floor Income will be recognized in “Core Earnings” and GAAP in future periods and is presented net of tax. As of December 31, 2016, the remaining hedged period is approximately 5.0 years. Historically, we have used pay-fixed interest rate swaps on a periodic basis to hedge embedded Floor Income and depending upon market conditions and pricing, we may enter into swaps in the future. The balance of unrecognized hedged Floor Income will increase as we enter into new swaps and decline as revenue is recognized.

(Dollars in millions)	December 31, 2016	September 30, 2016	December 31, 2015
Unamortized net Floor premiums (net of tax)	$(147)	$(130)	$(145)
Unrecognized hedged Floor Income related to pay fixed interest rate swaps (net of tax)	(551)	(552)	(342)

Total(1)	$(698)	$(682)	$(487)

(1)	$(1.1) billion, $(1.1) billion and $(773) million on a pre-tax basis as of December 31, 2016, September 30, 2016 and December 31, 2015, respectively.

3)	Goodwill and Acquired Intangible Assets: Our “Core Earnings” exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
“Core Earnings” goodwill and acquired intangible asset adjustments(1)	$(13)	$(12)	$(5)	$(36)	$(12)

(1)	Negative amounts are subtracted from “Core Earnings” net income to arrive at GAAP net income.

Financial Condition

This section provides additional information regarding the credit quality and performance indicators related to our Private Education Loan portfolio.

Private Education Loan Portfolio Performance

Private Education Loan Delinquencies and Forbearance — GAAP and “Core Earnings” Basis

	December 31, 2016		September 30, 2016		December 31, 2015
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$1,393		$1,539		$2,040
Loans in forbearance(2)	790		941		973
Loans in repayment and percentage of each status:
Loans current	20,506	92.6%	21,010	93.1%	22,731	92.8%
Loans delinquent 31-60 days(3)	522	2.4	507	2.3	577	2.4
Loans delinquent 61-90 days(3)	321	1.4	314	1.4	348	1.4
Loans delinquent greater than 90 days(3)	801	3.6	725	3.2	846	3.4

Total Private Education Loans in repayment	22,150	100%	22,556	100%	24,502	100%

Total Private Education Loans, gross	24,333		25,036		27,515
Private Education Loan unamortized discount	(457)		(462)		(531)

Total Private Education Loans	23,876		24,574		26,984
Private Education Loan receivable for partially charged-off loans	815		828		881
Private Education Loan allowance for losses	(1,351)		(1,392)		(1,471)

Private Education Loans, net	$23,340		$24,010		$26,394

Percentage of Private Education Loans in repayment		91.0%		90.1%		89.0%

Delinquencies as a percentage of Private Education Loans in repayment		7.4%		6.9%		7.2%

Loans in forbearance as a percentage of loans in repayment and forbearance		3.4%		4.0%		3.8%

Loans in repayment with more than 12 payments made		95%		95%		94%

Cosigner rate		64%		64%		64%

(1)

Deferment includes customers who have returned to school or are engaged in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

Allowance for Private Education Loan Losses — GAAP and “Core Earnings” Basis

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Allowance at beginning of period	$1,392	$1,410	$1,505	$1,471	$1,916
Provision for Private Education Loan losses	87	92	110	383	538
Net adjustment resulting from the change in the charge-off rate(1)	—	—	—	—	(330)
Net charge-offs remaining(2)	(130)	(112)	(141)	(513)	(659)

Total net charge-offs	(130)	(112)	(141)	(513)	(989)
Reclassification of interest reserve(3)	2	2	2	10	11
Loans sales	—	—	(5)	—	(5)

Allowance at end of period	$1,351	$1,392	$1,471	$1,351	$1,471

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	2.3%	1.9%	2.3%	2.2%	2.6%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(1)	—%	—%	—%	—%	1.3%
Average coverage of net charge-offs, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(1)	2.6	3.1	2.6	2.6	2.2
Allowance as a percentage of the ending total loan balance	5.4%	5.4%	5.2%	5.4%	5.2%
Allowance as a percentage of ending loans in repayment	6.1%	6.2%	6.0%	6.1%	6.0%
Ending total loans(4)	$25,148	$25,864	$28,396	$25,148	$28,396
Average loans in repayment	$22,412	$22,959	$24,915	$23,275	$25,802
Ending loans in repayment	$22,150	$22,556	$24,502	$22,150	$24,502

(1)

In the second quarter of 2015, the portion of the loan amount charged off at default increased from 73 percent to 79 percent. This did not impact the provision for loan losses as previously this had been reserved through the allowance for loan losses. This change resulted in a $330 million reduction to the balance of the receivable for partially charged-off loans.

(2)

Charge-offs are reported net of expected recoveries. The expected recovery amount is transferred to the receivable for partially charged-off loan balance. Charge-offs include charge-offs against the receivable for partially charged-off loans which represents the difference between what was expected to be collected and any shortfalls in what was actually collected in the period. See “Receivable for Partially Charged-Off Private Education Loans” for further discussion.

(3)

Represents the additional allowance related to the amount of uncollectible interest reserved within interest income that is transferred in the period to the allowance for loan losses when interest is capitalized to a loan’s principal balance.

(4)	Ending total loans represents gross Private Education Loans, plus the receivable for partially charged-off loans.

In establishing the allowance for Private Education Loan losses as of December 31, 2016, we considered several factors with respect to our Private Education Loan portfolio. Among these factors were: total loan delinquencies decreased to $1.64 billion, down $127 million from $1.77 billion in the year-ago quarter. Loan delinquencies of 90 days or more decreased to $801 million, down $45 million from $846 million in the year-ago quarter. Charge-offs decreased to $130 million, down $11 million from $141 million in the year-ago quarter. Loans in forbearance decreased to $790 million, down $183 million from $973 million in the year-ago quarter.

The provision for Private Education Loan losses was $87 million in the fourth quarter of 2016, down $23 million from the fourth quarter of 2015 due to a 12 percent decrease in Private Education Loans outstanding and a $127 million reduction in delinquent loans compared to the year-ago period. These factors led to decreases in expected future charge-offs.

Receivable for Partially Charged-Off Private Education Loans

At the end of each month, for loans that are 212 days past due, we charge off the estimated loss of a defaulted loan balance. Actual recoveries are applied against the remaining loan balance that was not charged off. We refer to this remaining loan balance as the “receivable for partially charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately charged off through the allowance for Private Education Loan losses with an offsetting reduction in the receivable for partially charged-off Private Education Loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The financial crisis, which began in 2007, impacted our collections on defaulted loans and as a result, Private Education Loans which defaulted from 2007 through March 31, 2015, experienced collection performance below our pre-financial crisis experience. As a result, until we gained enough data and experience to determine the long-term, post-default recovery rate of 21 percent in second-quarter 2015, we established a reserve for potential shortfalls in recoveries. In the second quarter of 2015, the portion of the loan amount charged off at default increased from 73 percent to 79 percent. This did not impact the provision for loan losses as previously this had been reserved through the allowance for loan losses. This change resulted in a $330 million reduction to the balance of the receivable for partially charged-off loans. We no longer expect to have significant periodic recovery shortfalls as a result of this change. However, it is possible we may continue to experience such shortfalls.

The following table summarizes the activity in the receivable for partially charged-off Private Education Loans (GAAP-basis and “Core Earnings”-basis are the same).

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Receivable at beginning of period	$828	$847	$892	$881	$1,245
Expected future recoveries of current period defaults(1)	32	28	36	128	183
Recoveries(2)	(41)	(45)	(43)	(181)	(191)
Net adjustment resulting from the change in the charge-off rate(3)	—	—	—	—	(330)
Net charge-offs remaining(4)	(4)	(2)	(4)	(13)	(26)

Total net charge-offs(5)	(4)	(2)	(4)	(13)	(356)

Receivable at end of period	$815	$828	$881	$815	$881

(1)	Represents the difference between the defaulted loan balance and our estimate of the amount to be collected in the future.

(2)	Current period cash collections.

(3)

In the second quarter of 2015, the portion of the loan amount charged off at default increased from 73 percent to 79 percent. This change resulted in a $330 million reduction to the balance of the receivable for partially charged-off loans.

(4)	Represents the current period recovery shortfall — the difference between what was expected to be collected and what was actually collected.

(5)	These amounts are included in total charge-offs as reported in the “Allowance for Private Education Loan Losses” table.

Liquidity and Capital Resources

We expect to fund our ongoing liquidity needs, including the repayment of $0.7 billion of senior unsecured notes that mature in the next twelve months, primarily through our current cash, investments and unencumbered FFELP Loan portfolio, the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also draw down on our secured FFELP Loan and Private Education Loan facilities, issue term asset-backed securities (“ABS”), enter into additional Private Education Loan ABS repurchase facilities, or issue additional unsecured debt.

We no longer originate Private Education Loans or FFELP Loans and therefore no longer have liquidity requirements for new originations. We have purchased and may purchase, in future periods, Private Education Loan and FFELP Loan portfolios from third parties. Those purchases, if any, will be part of our ongoing liquidity needs.

Sources of Liquidity and Available Capacity

Ending Balances

(Dollars in millions)	December 31, 2016	September 30, 2016	December 31, 2015
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,256	$1,827	$1,598
Unencumbered FFELP Loans	359	852	909

Total GAAP and “Core Earnings” basis	$1,615	$2,679	$2,507

Average Balances

	Quarters Ended			Years Ended
(Dollars in millions)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Sources of primary liquidity:
Total unrestricted cash and liquid investments	$1,030	$1,264	$1,458	$1,185	$1,546
Unencumbered FFELP Loans	1,032	1,068	1,159	1,035	1,506

Total GAAP and “Core Earnings” basis	$2,062	$2,332	$2,617	$2,220	$3,052

Liquidity may also be available under secured credit facilities to the extent we have eligible collateral and capacity available. Maximum borrowing capacity under the FFELP Loan — other facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered FFELP Loans. As of December 31, 2016, September 30, 2016 and December 31, 2015, the maximum additional capacity under these facilities was $2.2 billion, $3.6 billion and $3.6 billion, respectively. For the three months ended December 31, 2016, September 30, 2016 and December 31, 2015, the average maximum additional capacity under these facilities was $3.4 billion, $3.4 billion and $8.8 billion, respectively. For the years ended December 31, 2016 and 2015, the average maximum additional capacity under these facilities was $2.6 billion and $11.2 billion, respectively. The $8.6 billion reduction in the average maximum additional capacity during 2016 was primarily related to a $7.1 billion reduction in the availability under the facility with the Federal Home Loan Bank of Des Moines (“FHLB”). As previously disclosed, we received notice in 2016 from FHLB that availability under the facility would be reduced and will mature in the first quarter of 2021. Both of these actions were taken by the FHLB in relation to the publication in January 2016 of new rules by the Federal Home Finance Agency, the primary regulator of the FHLB, governing eligibility of, and borrowing capacity for, certain insurance companies who are existing members of the Federal Home Loan Bank system. As of December 31, 2016, the maximum capacity and the amount outstanding under this facility was $3.4 billion and we do not expect to borrow more than this amount in the future.

In addition to the FFELP Loan — other facilities, liquidity may also be available from our Private Education Loan asset-backed commercial paper (“ABCP”) facility. On June 27, 2016, this facility was renewed and extended from its then current maturity date of June 30, 2016 to June 26, 2017. This facility’s maximum financing amount, which was originally $1 billion, is now $750 million. At December 31, 2016, the available capacity under this facility was $285 million. Borrowing under this facility will vary and is subject to the availability of qualifying collateral from unencumbered Private Education Loans and the other terms and conditions set forth in the agreement.

At December 31, 2016, we had a total of $6.8 billion of unencumbered assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $3.2 billion of our unencumbered assets of which $2.8 billion and $0.4 billion related to Private Education Loans and FFELP Loans, respectively. In addition, as of December 31, 2016, we had $10.8 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). In fourth-quarter 2015, we closed on a $550 million Private Education Loan ABS Repurchase Facility and in the second-quarter 2016, we closed on a second $478 million Private Education Loan ABS Repurchase Facility. Both repurchase facilities are collateralized by Residual Interests in previously issued Private Education Loan ABS trusts. These are examples of how we can effectively finance previously encumbered assets to generate additional liquidity in addition to the unencumbered assets we traditionally have encumbered in the past. Additionally, these repurchase facilities had a cost of funds lower than that of a new unsecured debt issuance.

For further discussion of our various sources of liquidity, our access to the ABS market, our asset-backed financing facilities, and our issuance of unsecured debt, see “Note 6 — Borrowings” in our Annual Report on Form 10-K for the year ended December 31, 2015.

The following table reconciles encumbered and unencumbered assets and their net impact on GAAP total tangible equity.

(Dollars in billions)	December 31, 2016	September 30, 2016	December 31, 2015
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$4.7	$4.7	$5.0
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	6.1	6.0	6.3
Tangible unencumbered assets(1)	6.8	8.4	8.8
Senior unsecured debt	(13.7)	(14.5)	(15.1)
Mark-to-market on unsecured hedged debt(2)	(.4)	(1.0)	(.7)
Other liabilities, net	(.4)	(.5)	(1.0)

Total tangible equity — GAAP Basis	$3.1	$3.1	$3.3

(1)	Excludes goodwill and acquired intangible assets.

(2)

At December 31, 2016, September 30, 2016 and December 31, 2015, there were $403 million, $857 million and $670 million, respectively, of net gains on derivatives hedging this debt in unencumbered assets, which partially offset these losses.